BAP ACQUISITION CORP.
				  AND SUBSIDIARY
			     (A DELAWARE CORPORATION)
				  NAPLES, FLORIDA
				   --------------



				TABLE OF CONTENTS
				-----------------

Independent Auditor's Report                                    1

Consolidated Balance Sheets at December 31, 1996, 1995
  and September 30, 1997                                        2

Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended December 31, 1996, 1995 and 1994
  and for the Nine Months Ended September 30, 1997              3

Consolidated Statements of Operations for the Years Ended
  December 31, 1996, 1995 and 1994 and for the Nine Months
  Ended September 30, 1997 and 1996                             4

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1996, 1995 and 1994 and for the Nine Months
  Ended September 30, 1997 and 1996                             5

Notes to the Consolidated Financial Statements                 6-11

			   ---------------------

		   INDEPENDENT AUDITOR'S REPORTS



To the Board of Directors
  and Stockholders
BAP Acquisition Corp.
  and Subsidiary
(A Delaware Corporation)
Naples, Florida


      We have audited the accompanying consolidated balance sheets of BAP Acquisition Corp. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of changes in stockholders' equity, operations and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BAP Acquisition Corp. and Subsidiary as of December 31, 1996 and 1995 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.





Rochester, New York
  October 22, 1997

				 BAP ACQUISITION CORP.
				    AND SUBSIDIARY
			      (A Delaware Corporation)
				    Naples, Florida

			    CONSOLIDATED BALANCE SHEETS AT
			      DECEMBER 31, 1996 AND 1995
				AND SEPTEMBER 30, 1997

				     ASSETS
							 September 30
				      1996        1995       1997
Assets                                                    (Unaudited)
				    ----------   ---------  ---------
Revenue Producing Assets -
 Net of Accumulated Depreciation    $ 238,004     $ 246,335  $ 231,754
 and Held for Investment               24,000        24,000     24,000
 Cash and Cash Equivalents             11,187           ---        199
 Rents Receivable                       1,380         4,396      4,583
 Prepaid Expenses                         512           ---      3,187
 Tenant Escrow Account                 20,404        14,812     27,012
 Property and Equipment -
 Net of Accumulated Depreciation        3,628         3,091      6,991
 Organization Costs -
 Net of Accumulated Amortization       36,511        45,833     29,519
				     ----------  ---------- ---------
  Total Assets                      $ 335,626     $ 338,467  $ 327,245
				    -----------  ----------  ---------

		       LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
 Mortgages Payable-Due Within One Year  $ 4,265    $ 3,869       $ 4,310
 Cash Overdraft                             ---      6,179           ---
 Accrued Expenses                         1,307        320           ---
 Tenant Security Deposits Payable        20,404     14,812        27,012
 Due to Stockholder - Within One Year    22,555     24,241        17,804
 Mortgages Payable - Due After One Year 141,133    145,398       137,932
				      ----------  ---------     --------
     Total Liabilities                $ 189,664   $194,819      $187,058
				      ----------- ----------   ---------
Stockholders' Equity
	Common Stock:  $.001 Par;
   20,000,000 Shares Authorized,
   4,655,310 Shares Issued and
   Outstanding                            4,655      4,655       4,655
   Additional Paid In Capital           336,381    336,381     336,381
	Deficit                        (195,074)  (197,388)   (200,849)
				      ---------- ---------- -----------
       Total Stockholders' Equity     $ 145,962    $ 143,648  $ 140,187
				      ----------  --------- -----------
Total Liabilities and
 Stockholders' Equity                 $ 335,626    $ 338,467  $ 327,245
				      ----------  ----------  ----------
The accompanying notes are an integral part of this financial statement and should be read in conjunction therewith.

				BAP ACQUISITION CORP.
				    AND SUBSIDIARY
			      (A Delaware Corporation)
				   Naples, Florida

       CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE
		      YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
		   AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

			     Common
			     Stock     Additional             Total
			    $.001 Par   Paid-In             Stockholders'
		    Shares     Value    Capital   Deficit      Equity
		   ----------  -------  --------- --------- ------------
Balance
January 1,1994         ----    $ ---     $---     $(184,876)  $(184,876)

Recapitalization  3,500,000    3,500      ---           ---       3,500
		-----------   ------ ---------- ----------- ------------
Adjusted Balance
January 1,1994    3,500,000    3,500     $---      $(184,876)  $(181,376)

Issuance of Shares:
Initial Capitalization
August 30, 1994  11,553,100   11,553      ---             ---     11,553

10 for 1 Reverse
Split           (10,397,790) (10,398)   10,398            ---         ---

Net Income, 1994        ---      ---       ---          4,865       4,865
		 ----------- ---------- ----------- ----------  ----------
Balance
December 31,1994 4,655,310    $4,655   $10,398      $(180,011)  $(164,958)

Non-Cash Capital
Contribution
of Stockholder        ----       ---   325,983            ---     325,983

Net Loss-1995          ---       ---       ---        (17,377)    (17,377)
		   ---------- ---------- ---------- ------------ -----------
Balance
December 31,1995 4,655,310    $4,655  $336,381      $(197,388)   $ 143,648

Net Income-1996        ---       ---       ---          2,314        2,314
		  -----------  ---------- -------- ------------ ------------
Balance
December 31,1996 4,655,310    $4,655  $336,381      $(195,074)   $ 145,962

Net Loss-Nine Months ended
September 30,1997       ---      ---       ---         (5,775)      (5,775)
		    --------- -------- --------- ----------- -------------
Balance
September 30,1997 4,655,310   $4,655  $336,381      $(200,849)     $140,187
		   ----------- -------- ---------     ---------  ------------
 The accompanying notes are an integral part of this financial statement and should be read in conjunction therewith

			       BAP ACQUISITION CORP.
				  AND SUBSIDIARY
			     (A Delaware Corporation)
				 Naples, Florida

		    CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE
		  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 AND
		FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

						  Nine Months Ended
						September 30 September 30
						       (Unaudited)
Revenues               1996      1995      1994      1997      1996
		    ---------- --------- -------- -------- ---------
Commissions          $ 7,450    $ 1,650   $ 5,445   $   ---  $  3,955
Management Services   25,860     29,705    29,993     17,075   18,042
Rental Income         58,946     27,623       ---     43,050   43,177
Interest and Other       577        298       250        193      211
		   ---------- ---------- --------- ---------- -------
   Total Revenues   $ 92,833   $ 59,276  $ 35,688   $ 60,318 $ 65,385
		  ----------- --------- ----------  --------- --------
Direct Expenses
 Advertising         $   392   $    450  $    677   $    126  $   392
 Bad Debts               ---      8,529       474        ---      ---
 Commission and
 Management Fees       3,351        675       975        553    1,817
 Depreciation and
 Amortization         17,653     17,267       ---     13,242   13,241
 Insurance             3,795        610       ---      5,883    3,701
 Interest             15,885      8,600       ---      9,437   11,761
 License and
 Filing Fees           1,747        972       280      1,350    1,497
 Real Estate Taxes     9,063      1,795       ---     10,007    9,063
 Repairs and
 Maintenance           6,375      6,700       ---      5,845    5,648
 Utilities             4,034      1,322       ---      3,641    2,673
		  ---------- --------- ----------  ----------- --------
Total Direct Expenses $62,295  $46,920     $2,406   $ 50,084 $ 49,793
		    --------- -------  ----------  ---------- ---------

General and Administrative Expenses
 Contributions      $   246     $   150    $   55     $  150  $   211
 Depreciation           509         428       ---        650      382
 Dues and
 Subscriptions        3,644       3,845     1,962      2,822    2,951
 Occupancy Expenses  10,743      12,951     9,173      6,345    7,526
 Office Supplies and
 Expense              4,645       6,684     7,833      1,946    3,427
 Professional Fees    1,989         950       ---        637    1,739
 Telephone            3,823       3,497     3,328      2,798    2,889
 Travel and
 Entertainment        1,318       1,220     6,056        661    1,081
		   ---------- ---------- ---------- --------- ---------
Total General and
Administrative
Expenses           $ 26,917    $ 29,725  $ 28,407   $ 16,009 $ 20,206
		  ----------   ---------  --------  ---------  --------

 Income (Loss)
 Before Provision
 for Taxes         $  3,621    $(17,369)  $ 4,875   $ 5,775) $(4,614)

Provision for Taxes   1,307           8        10       ---      ---
		  --------- ----------  ---------   ---------  --------
Net Income (Loss)   $ 2,314    $(17,377)  $ 4,865  $ (5,775) $ (4,614)
		 ---------- ---------- ---------- ----------  ----------

						      Nine Months Ended
						  September 30 September 30
							   (Unaudited)
		     1996        1995        1994         1997        1996
		   ________    ________    ________    _________  _________
Income (Loss) per
  Common Share: $     ---       $(.004)    $ .001       $(.001)    $(.001)
		   ________   _________    ________    _________   _________
Weighted Average
Number of Common
Shares Outstanding 4,655,310   4,655,310  4,655,310   4,655,310    4,655,310
		   ________   _________   _________    __________  ________
The accompanying notes are an integral part of this financial statement and should be read in conjunction therewith.


				 BAP ACQUISITION CORP.
				     AND SUBSIDIARY
			       (A Delaware Corporation)
				   Naples, Florida

		   CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
		    YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
	     AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
														       Nine Months Ended
						 September 30  September 30
							 (Unaudited)
			     1996      1995      1994      1997     1996
			  __________ _________ ________  ________ _________
Cash Flows from
Operating Activities
 Net Income (Loss)         $  2,314   $(17,377)   $ 4,865 $ (5,775) $(4,614)
 Adjustments to Reconcile
 Net Income to Net Cash Flows
 from Operating Activities:
 Amortization                 9,322     12,422        ---    6,992    6,992
 Depreciation                 8,840      5,273        ---    6,900    6,631
 Bad Debts                      ---      8,529        474      ---      ---
 Changes in Assets
 and Liabilities:
 Rents Receivable             3,016     (8,661)        ---  (3,203)  (4,661)
 Prepaids and Escrows          (512)     1,104         ---  (2,675)     ---
 Current Liabilities         (5,192)   (23,406)      5,492  (1,307)  (5,083)
			   ________   _________  _________ _________ ________
  Net Cash Flows from
  Operating Activities     $ 17,788   $(22,116)   $ 10,831  $  932   $ (735)
			  _________  ________    _________ _________  _______

Cash Flows form Investing Activities
Acquisition of
Fixed Assets               $ (1,046) $ (1,006)   $   ---   $ (4,013) $ (642)
Change in Due to
Stockholder                  (1,686)   24,241    (18,045)    (4,751)   4,241
			   __________  _________ _________   _________ ______
Net Cash Flows from
Investing Activities       $ (2,732)  $ 23,235  $(18,045)  $ (8,764) $ 3,599
			   _________  _________  _________   ________ _______
Cash Flows from
Financing Activities
Repayment of Mortgages     $ (3,869)  $ (1,119)  $  ---    $ (3,156)  (2,864)
			   ----------  --------- --------  ---------  -------
Net Cash Flows from
Financing Activities       $ (3,869)  $ (1,119)  $  ---    $ (3,156) $(2,864)
			   _________  _________  _________  _________ _______


Net Increase (Decrease)
 in Cash and Cash
Equivalents                $ 11,187   $   ---    $(7,214)  $(10,988)  $  ---

Cash and Cash Equivalents
  Beginning of Year             ---       ---      7,214     11,187      ---
			   _________  _________  _________  _________ _______
Cash and Cash Equivalents -
  End of Year              $ 11,187   $    ---    $  ---     $  199   $  ---
			   _________  _________  _________  _________ _______


							   Nine Months Ended
						    September 30 September 30
							     (Unaudited)
			     1996      1995        1994       1997    1996
			 ----------  --------- ----------  -------- --------
Supplementary Disclosures
 Interest Paid            $ 15,885   $ 8,600    $   ---    $ 9,437  $ 11,761
 Income Taxes Paid             ---        18        ---      1,307       ---


		  NON-CASH INVESTING AND FINANCING ACTIVITIES

	Capital Contribution of Stockholder
	  on June 30, 1995 (See Note H)                          $ 329,483

The Accompanying notes are an integeral part of this financial statement and should be read in conjunction therewith

			      BAP ACQUISITION CORP.
				  AND SUBSIDIARY
			     (A DELAWARE CORPORATION)
				  Naples, Florida

		     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A -        Summary of Transaction
  The consolidated financial statements for all periods presented reflect the Plan of Reorganization which was effected as of November 21, 1995, pursuant to which Ricketts Enterprises International, Inc. became a wholly-owned subsidiary of BAP Acquisition Corp. The business combination is accounted for as a recapitalization.

  All references to the "Corporation" herein include BAP Acquisition Corp. and its wholly-owned subsidiary, Ricketts Enterprises International, Inc., individually or collectively.

  Note B-Nature of Operations and Summary of Significant Accounting Policies

 BAP Acquisition Corp.

 The Corporation was formed on August 24, 1994 under the laws of the state of Delaware. On November 21, 1995, the Corporation acquired 100% of the issued and outstanding shares of common stock of Ricketts Enterprises International, Inc., a Florida corporation (hereinafter "REI"). The transaction was treated as a reverse acquisition of the Corporation by REI. Prior to the reverse acquisition, the Corporation had not engaged in any form of business activity and as a result had no operating history.
 The principal business of the Corporation is currently carried on through its wholly-owned subsidiary, REI.

Ricketts Enterprises International, Inc.

 REI is a duly licensed real estate corporation in the state of Florida and is presently active in the ownership, management, and sale of residential real estate in the states of Florida, Texas, and New York. The acquisition of REI by BAP Acquisition Corp. has been accounted for as a recapitalization, resulting in the historical operations of REI being treated as the historical operations of the Corporation. Accordingly, the accompanying historical financial statements of REI have been restated to reflect the financial position, results of operations, and cash flows for all years presented as if the reorganization had occurred at the beginning of the earliest period presented.

	Segment Data, Geographic Information, and Significant Customers

 The Corporation operates in one industry segment and receives rental revenues from third party tenants located in Florida and Texas.
Approximately 65% of revenues are from rental operations, 35% from commissions and management fees, and less than 1% from interest and other income.

	Method of Accounting

The Corporation maintains its books and prepares its financial statements on the accrual basis of accounting.
				   -7-

	Use of Estimates

 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results can differ from those estimates.

Note B-Nature of Operations and Summary of Significant Accounting Policies
  - continued

     Concentrations of Credit Risk

 Financial instruments which potentially expose the Corporation to significant concentrations of credit risk consist principally of bank deposits and rents receivable. Cash is placed primarily in high quality short term interest bearing financial instruments. The Corporation performs evaluations of its clients' financial condition and timely collection procedures on rents receivable.

	Cash and Cash Equivalents

 Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less. The company maintains cash and cash equivalents at financial institutions which periodically may exceed federally insured amounts.

	Rents Receivable

  The Corporation performs evaluations of its clients' financial conditions and collectibility of rents receivable. No allowance for uncollectable accounts has been provided, as management believes that all accounts are collectable.

       Revenue Producing Assets and Depreciation

 Revenue Producing Assets consist of land and buildings which are stated at cost, less the buildings' accumulated depreciation computed on the straight line method over the estimated useful lives of 28 years.

 Renewals and improvements are charged to property accounts. Costs of maintenance and repairs that do not improve or extend asset lives are charged to expense. The cost of property retired or otherwise disposed of and the related accumulated depreciation are removed from the accounts.

The Revenue Producing Assets are considered long-lived assets and are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. In performing the review for recoverability, the Corporation estimates the future cash flows expected to result from the use of the assets and their eventual disposition in determining their fair value. When required, impairment losses on assets to be held and used are recognized based on the difference between the fair value and the carrying amount of the assets. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

	Property, Equipment and Depreciation

 Property and equipment are stated at cost, less accumulated depreciation computed using the straight line method over the estimated useful lives as follows:

	       Office Equipment                     5 - 10 Years
	       Office Furniture                         15 Years

 Maintenance and repairs are charged to expense. The cost of the assets retired or otherwise disposed of and the related accumulated depreciation are removed from the accounts.

	Organization Costs and Amortization

 Organization costs have been capitalized and are being amortized over a life of five years.

Note B-Nature of Operations and Summary of Significant Accounting Poiicies-continued

	Revenue Recognition

 Revenues from commissions and management services are recognized as services are rendered. Revenues from rental properties are recognized monthly based on agreed upon payments in annual lease term agreements.

	Income Taxes

 The corporation provides for income taxes based on income reported in the Financial statements. Deferred taxes are recognized on the differences between financial statement income and taxable income are attributable to depreciation and entertainment expenses.

	Interim Results (Unaudited)

 The accompanying consolidated balance sheet as of September 30, 1997 and the related consolidated statements of changes in stockholders' equity, operations, and cash flows for the nine months ended September 30, 1997 and 1996 are unaudited. In the opinion of management, these financial statements have been prepared on the same basis as the annual audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the results of the interim periods.

Note C -        Land Held for Investment
     The Corporation owns three building lots zoned for duplexes on which it plans to build rental properties as soon as construction and permanent financing can be arranged. The land is recorded at cost on the balance sheet of $24,000.

Note D -        Revenue Producing Assets

 Revenue Producing Assets consisted of the following at December 31, 1996 and 1995:

					      1996           1995
					    ___________  ___________

     Land                                  $  33,670    $   33,670
     Apartment Buildings                     233,315       233,315
					   ----------    -----------
					   $ 266,985    $  266,985
     Less:  Accumulated Depreciation          28,981        20,650
					   ----------   ------------
     Net Revenue Producing Assets          $ 238,004    $  246,335
					   ----------   ------------

  Depreciation expense for the years ended December 31, 1996, 1995, and 1994 was $8,331, $4,845, and $0, respectively.

Note E -        Property and Equipment

 Property and equipment are recorded at cost and consisted of the following at December 31, 1996 and 1995:
					      1996          1995
					   -----------  ----------
       Office Equipment                     $  5,827     $  4,781
       Office Furniture                        5,671        5,671
					    -----------  ----------
					     $ 11,498     $ 10,452
       Less: Accumulated Depreciation           7,870        7,361
					    ----------   ----------
       Net Property and Equipment            $  3,628     $  3,091
					    ----------   ----------

 Depreciation expense for the years ended December 31, 1996, 1995, and 1994 was $509, $428, and $0, respectively.

Note F -        Organization Costs

 Organization costs are being amortized over 5 years and consisted of the following at December 31, 1996 and 1995:

						1996       1995
					     --------- -----------
  BAP Acquisition Organization Costs          $    ---   $ 11,553
  Legal Fees                                  $ 40,000   $ 40,000
  Property Transfer Fees                         6,702      6,702
					      ---------  ---------
					       $ 46,702   $ 58,255
  Less: Accumulated Depreciation                (10,191)   (12,422)
					     ----------- -----------
  Net Organization Costs                       $ 36,511   $ 45,833
					      ---------  -----------
 Amortization expense for the years ended December 31, 1996, 1995, and 1994 was $9,322, $12,422, and $0, respectively.

Note G -        Mortgages Payable
 Mortgages payable consisted of the following at December 31, 1996 and
1995:
						  1996           1995
					      ------------  -----------
 1st Nationwide Mortgage
   First mortgage due December, 2020, payable
   in monthly payments of $307 including
   principal and interest at 10.00%.            $  26,247      $ 27,254

 Lloyd G. Sheehan
   First mortgage due December, 2025, payable
   in monthly payments of $353 including
   principal and interest at 10.00%.               38,248        38,637

Lloyd G. Sheehan
   First mortgage due December, 2020, payable
   in monthly payments of $241 including
   principal and interest at 8.75%.                 21,066        22,065

Fleet Mortgage Group
   First mortgage due December, 2020, payable
   in monthly payments of $256 including
   principal and interest at 9.50%.                 22,279        23,187

Chase Manhattan Mortgage Corporation
   First mortgage due December, 2020, payable
   in monthly payments of $426 including
   principal and interest at 12.00%.                37,558         38,124
						------------   -----------
	       Total Mortgages Payable            $ 145,398      $ 149,267
	   Less:  Amount Due Within One Year          4,265          3,869
						   ----------    ---------
	       Amount Due After One Year          $ 141,133      $ 145,398
						  -----------    ---------

Note G -        Mortgages Payable - continued

 Aggregate annual maturities of mortgages as of December 31, 1996 are as follows:

	       1997                          $  4,265
	       1998                             4,705
	       1999                             5,191
	       2000                             5,729
	       2001                             6,322
	       2002 and Thereafter            119,186
					  -------------
	       Total                        $ 145,398
					  -------------

 Interest expense for the years ended December 31, 1996, 1995, and 1994 was $15,885, $8,600, and $0, respectively.

Note H -        Related Party Transactions

  The Corporation provides real estate services for Garfield Ricketts, a 60% stockholder, which include the collection of rents for his personal rental properties and the Disbursement of related expenses. The Corporation receives 10% of the gross rents collected for this service. The balance sheet item titled Due To Stockholder-Within One Year, represents the net amount collected on behalf of Garfield Ricketts.

 The land held for investment and revenue producing assets owned by the corporation to date resulted from the transfer of the properties to REI in June, 1995, which were previously owned by Garfield Ricketts, the President of the Corporation and REI. REI managed the properties prior to the transfer and acquired the portfolio at the carrying value from Garfield Ricketts, based on the assumption of the existing outstanding mortgages of the properties. The transaction resulted in a non-cash capital contribution from Garfield Ricketts as shown below.

The following transactions occurred in June, 1995 and resulted in non-cash capital contributions from Garfield Ricketts, a 60% stockholder:
							    Additional
					  Common Stock    Paid-In-Capital
					   -------------  ----------------
Transfer of ownership of Land Held for
Investment and Revenue Producing Assets
at cost less accumulated depreciation to
Ricketts Enterprises International, Inc.  $     ---           $ 275,180

Transfer of respective mortgages on
Revenue Producing Assets to Ricketts
Enterprises International, Inc.                 ---            (148,148)

Cash paid by Garfield Ricketts for
Organization Costs                              ---              46,702

Converted loan payable to Garfield Ricketts
to Common Stock and Additional
Paid-in-Capital                               3,500             152,249
					  ------------      ------------
 Total Non-Cash Contributions              $  3,500           $ 325,983
					   -----------      ------------

Note I - Other Matters

    REI has an agreement represented by a Letter of Intent dated January 15, 1996 to acquire an additional 26 residential rental properties and one commercial office property held by the former REI shareholders.
The properties are valued at approximately $2.5 million, based on Multiple Listing Service's market analysis which tracks sales prices of comparable properties within the area. The acquisition will be completed when permanent financing can be arranged. Financial data of the properties consisted of the following for the years ended December 31, 1996 and 1995:

					  1996         1995
					 ----------  ---------
      Rental Income                     $ 266,932   $ 253,097
      Comparable Expenses                 118,478     113,583
					 ----------  ----------
      Subtotal                            148,454     139,514
      Non-Comparable Expenses             169,565     165,825
					 ----------- ----------
      Net Loss                          $ (21,111)  $ (26,311)
					 ---------- -----------

	  Non-comparable expenses includes mortgage interest and depreciation. Future estimated taxable operating results of the properties would approximate the results as shown above if the Corporation assumes the existing outstanding mortgages. Results could differ based on the financing structure used to acquire the properties. The Corporation does not intend to pay cash distributions from any positive cash flow that may be generated from the properties.